EXHIBIT 3.3



 WINSTON & STRAWN LLP
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
35 W. WACKER DRIVE      1400 L STREET,    38TH FLOOR, 333     101 CALIFORNIA     43 RUE DU RHONE   21 AVENUE      CITY POINT
CHICAGO IL              N.W.              SOUTH GRAND AVE     STREET,            1204 GENEVA,      VICTOR HUGO    1 ROPEMAKER
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                        202-371-5700      213-615-1700        415-591-1000                         33-1-53-64-82  EC2Y 9HT
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                                February 17, 2005

Van Kampen Unit Trusts, Series 487

c/o The Bank of New York, As Trustee
2 Hanson Place
12th Floor
Brooklyn, NY 11217


Ladies and Gentlemen:

     We have acted as special counsel for the Van Kampen Unit Trusts, Series 487 (the "Fund") consisting of Cohen & Steers Master Municipal Income Portfolio - National Series 1, Cohen & Steers Master Municipal Income Portfolio - California Series 1 and Cohen & Steers Master Municipal Income Portfolio - New York Series 1 (individually the "Trust and, in the aggregate, the "Trusts"), for the purpose of determining the applicability of certain New York taxes under the circumstances hereinafter described.

     The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen Funds Inc. (the "Depositor"), Cohen & Steers Capital Management, Inc., as Supervisor, and The Bank of New York, as Trustee (the "Trustee"). (All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.) As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement previously filed with the Securities and Exchange Commission (File Number 333-122358) under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement"), the objectives of the Fund are the generation of income exempt from Federal taxation and as regards the Trusts exempt, to the extent indicated in the Prospectus, from income tax, if any, of the State denominated in the name of each of the Trusts. Except as provided herein, no opinion is expressed herein with regard to the Federal or State tax aspects (other than New York) of the shares of the mutual funds in each trust, the Fund, the Trusts and units of the Trusts (the "Units"), or any interest, gains or losses in respect thereof.

     The Trusts will hold certain mutual funds (the "RICs") qualifying as regulated investment companies under Code Section 851. We have been advised that the Trust denominated as New York Series 1 ("New York Trust") invests primarily in shares of one or more RICs that invest primarily in obligations of the State of New York and subdivisions thereof which pay interest exempt from federal income taxation under Code Section 103. We also have been advised that the RICs will be paying exempt-interest dividends as that term is used in Code Section 852(b)(5).

     We have been advised that at least a portion of the exempt interest dividends paid by the RICs will be treated as derived from New York obligations for purposes of Section 612(b)(1) of the New York Tax Law and Section 11-1712(b)(1) of the New York City Administrative Code.

     We have not examined the RICs. We express no opinion as to the qualification of RICs under Code Section 851, the qualification of any RIC dividend as an exempt-interest dividend under Code Section 852(b)(5), what portion, if any, of any exempt-interest dividend paid by the RICs is derived from New York municipal obligations, and whether any exempt-interest dividend would be tax exempt under the New York State or New York City personal income tax if paid directly to a Unit holder. Furthermore, we note that special rules may apply to the deductibility of interest if a Unit holder uses borrowed funds to purchase Units.

     As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

     On the Date of Deposit, the Depositor will deposit with the Trustee with respect to each of the Trusts, the total amount of RIC securities and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price.

     The Trustee will not participate in the selection of the securities to be deposited in the Fund, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of each of the Trusts as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates ("Certificates"), will be offered to the public by the Prospectus upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with income received by each of the Trusts and with the proceeds from the disposition of securities held in the Trusts and the distribution of such income and proceeds to the Unit holders of the Trusts. The Trustee will also maintain records of the registered holders of Certificates representing an interest in each of the Trusts and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

     Generally, securities held in the Fund may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Fund, such as default by the RIC in payment of dividends or distributions and the Depositor fails to instruct the Trustee, within thirty
(30) days after notification, to hold such security.

     Prior to the termination of the Fund, the Trustee is empowered to sell securities, from a list furnished by the Supervisor, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any security held by the Fund be used to purchase new securities.

     The Trustee is not empowered to, and, we assume, will not, sell securities contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such securities is limited to circumstances in which the creditworthiness or soundness of the issuer is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of a security attempts to refinance it can the Trustee exchange a security for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof.

     The New York Trust holds only RICs that primarily hold obligations issued by New York State or a political subdivision thereof or by the Government of Puerto Rico or a political subdivision thereof, or by the Government of Guam or by its authority.

     By letter, dated today, Messrs. Chapman and Cutler LLP, counsel for the Depositor, rendered their opinion that each Unit holder of a Trust will be considered as owning a share of each asset of that Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding, the Trusts are grantor trusts for federal income tax purposes, and the income of a Trust will be treated as the income of each Unit holder of that Trust in said proportion pursuant to Subpart E of Part I, subchapter J of Chapter 1 of the Code.

     Based on the foregoing and on the opinion of Messrs. Chapman and Cutler LLP, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

             1. The Trusts will not be subject to New York State franchise tax imposed under New York Tax Law Chapter 60, Article 9-A (the Franchise Tax on Business Corporations).

             2. The Trusts will not be subject to New York City corporation tax imposed under New York City Administrative Code Title 11, Chapter 6 (the General Corporation Tax).

             3. The Trusts will not be subject to unincorporated business tax imposed under New York Administrative Code Title 11, Chapter 5 (the Unincorporated General Business Tax).

             4. The Trusts will not be subject to New York State or New York City personal income tax imposed under New York Tax Law Chapter 60, Article 22 and New York City Administrative Code Title 11, Chapter 17.

             5. The income of each of the Trusts will be treated as the income of the Unit holders under New York State and New York City personal income taxes.

             6. Resident individuals of New York State and New York City will not be subject to the State or City personal income taxes on interest income on their proportionate shares of interest income earned by a Trust on any obligation of New York State or a political subdivision thereof or of the Government of Puerto Rico or a political subdivision thereof or of the Government of Guam or by its authority, to the extent such income is excludable from Federal gross income under Code Section 103.

             7. Resident individuals of New York State and New York City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Trustee disposes of a Fund asset.

             8. Resident individuals of New York State and City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Unit holder sells or redeems any Units.

             9. Income or gains from the property of the Trusts received by Unit holders who are nonresidents of the State of New York will not be treated as New York source income in computing their State of New York personal income tax, unless such Units are property employed in a business, trade, profession or occupation carried on in New York.

             10. Exempt-interest dividends within the meaning of Code Section 852(b)(5) paid by the RICs, to the extent that they would be exempt from New York State or New York City personal income tax if directly received by a Unit holder, will retain their tax-exempt status when distributed by the Trusts to such Unit holder.

     In addition, we are of the opinion that no New York State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                               Very truly yours,


                                                            WINSTON & STRAWN LLP